EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120866, 333-120867, No. 333-139539, No. 333-139543 and No. 333-188951 on Form S-8 of our reports dated March 4, 2014, relating to the consolidated financial statements and financial statement schedule of Neenah Paper, Inc. and subsidiaries (which report on the consolidated financial statements expresses an unqualified opinion), and the effectiveness of Neenah Paper, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Neenah Paper, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 4, 2014